Exhibit 10.3

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

This amendment (the “Second Amendment”) is made on this 28th day of March, 2008, by and between TELEFONICA DE ARGENTINA S.A., a company organized and existing under the Argentine laws, domiciled at Avenida Ingeniero Huergo 723, P.B., City of Buenos Aires, represented hereat by Mr. Alejandro Pinedo, in his capacity as attorney-in-fact (hereinafter, “TASA”); and TELEFÓNICA DATACORP S.A., Sociedad Unipersonal, a company organized and existing under the laws of the Kingdom of Spain, domiciled at Gran Vía N° 28, Madrid, represented hereat by Mr. Claudio Muñoz Zuñiga, in his capacity as Executive President, sufficiently empowered for this act (hereinafter, “DATACORP” and jointly with TASA, the “Parties”).

WITNESSETH:

A)
WHEREAS, on June 16, 2006, the Parties executed a stock purchase agreement (hereinafter, the “Stock Purchase Agreement”) whereby DATACORP sold to TASA all the shares of stock, irrevocable contributions and any other interests convertible into stock held by it in Telefónica Data Argentina S.A. (the “Company”).

B)
WHEREAS, pursuant to Section 1.2 of the Stock Purchase Agreement, the performance of the Parties’ obligations was contingent upon the prior satisfaction or waiver of the conditions precedent set forth in such Section, which should have been fulfilled within a term of 12 months (the “Conditions Precedent”).

C)
WHEREAS, in accordance with the provisions of Section 1.2(d) of the Stock Purchase Agreement, TASA and DATACORP have still not obtained the consent of the Communications Secretariat under the terms of Decree 764/00, and the obtention of such consent is not waivable by either Party.

D)	WHEREAS, for the reason mentioned in the preceding paragraph, on June 15, 2007, the Parties agreed to extend the Stock Purchase Agreement until June 16, 2008 (hereinafter, the “First Amendment”).

E)
WHEREAS, as a result of a demand made by a minority shareholder, DATACORP issued a Declaration of Acquisition dated March 14, 2008, all in accordance with the provisions of Decree 677/01 of the Republic of Argentina (the “Declaration of Acquisition”); therefore, DATACORP would become holder of 14,948 additional shares of stock (the “Additional Shares”) representing 1.8578% of the stock capital and voting power in the Company (hereinafter, the “Residual Interests Acquisition Process”).

F)	WHEREAS, the Parties wish to extend the terms and conditions agreed upon in regard to the Shares (as such term is defined in the Stock Purchase Agreement) to the Additional Shares.

G)	WHEREAS, the Parties wish to re-extend the term set forth in Section 1.2 of the Stock Purchase Agreement.

H)
WHEREAS, the Shares’ sales price as set forth in Section Three of the Stock Purchase Agreement obtained a fairness opinion by MBA Banco de Inversión S.A. and was determined based on the Company’s financial statements as of December 31, 2005 and in regard to 787,697 book-entry shares of Telefónica Data Argentina S.A, of $ 100 par value each, entitled to one vote per share, fully subscribed and paid in, representing 97.89% of the Company’s stock capital and voting power.

I)
WHEREAS, the Parties wish to change the price set forth in Section Three of the Stock Purchase Agreement, in order to include the Additional Shares and consider the Company’s valuation made by MBA Banco de Inversión S.A. as a result of the Residual Interests Acquisition Process.

J)
WHEREAS, the referred price change is justified by the need that the transaction price reflect the Company’s current market valuation, which valuation was not adequately reflected by the price adjustment formula originally agreed upon in the Stock Purchase Agreement.

NOW, THEREFORE, the Parties agree as follows:

ONE

Subject to the satisfaction of the Conditions Precedent contemplated in Section 1.2 of the Stock Purchase Agreement, including the conclusion of the Residual Interests Acquisition Process, and the provisions of Section Four of this Second Amendment, DATACORP agrees to sell to TASA the 14,948 Additional Shares representing 1.8578% of Telefónica Data Argentina S.A.’s stock capital, to be acquired by DATACORP as a result of the above mentioned Process, under the terms and conditions set forth in the Stock Purchase Agreement, as amended herein.

TWO

The Parties agree to re-extend the term set forth in Section 1.2 of the Stock Purchase Agreement, as amended by the “First Amendment”, dated June 15, 2007, for an additional 6-month term counted from June 17, 2008; therefore, such term shall expire on December 17, 2008.

THREE

The Parties agree to include the Residual Interests Acquisition Process and the relevant approval of this “Second Amendment” to the Stock Purchase Agreement by TASA’s Audit Committee and Board of Directors, as Conditions Precedent for the closing of the Stock Purchase Agreement.

Therefore, the Parties agree to amend Sections 1.2 and 1.3 of the Stock Purchase

Agreement as follows:

“1.2 Conditions Precedent

The performance of the Parties’ obligations set forth herein is subject to the prior satisfaction as of the Closing Date, or the waiver by the Party in whose favor the unfulfilled condition has been granted-exception made of the one contemplated in paragraph (d)-of the conditions precedent detailed below (the “Conditions Precedent”), which shall be fulfilled before December 17, 2008.

(a)	That DATACORP has title to and is holder of all the Shares and rights related thereto;

(b)	That the representations and warranties made by DATACORP herein are true, accurate and complete;

(c)	That the representations and warranties made by TASA herein are true, accurate and complete;

(d)
That TASA and DATACORP have obtained the consent of the Communications Secretariat under the terms of Decree 764/00. This condition precedent is not waivable by either of the Parties (the “SECOM’s Consent”);

(e)	That the Audit Committee and Board of Directors of TASA approve the terms and conditions of the Second Amendment to the Stock Purchase Agreement dated March 28, 2008; and

(f)
That DATACORP has completed the residual interests acquisition process whereby it shall have acquired 14,948 shares of the Company of 100 pesos par value each, held by the Company’s minority shareholders (the “Acquired Shares”) by means of the execution of the acquisition deed set forth in Section 29 of Decree 677/01 (the “Residual Interests Acquisition Process”). This condition precedent may be waived by DATACORP, in which case the Closing (as such term is defined below) shall take place only in connection with the Shares.

If upon expiration of the term, i.e., by December 17, 2008, the Conditions Precedent set forth in paragraphs (a), (b), (c), (d) and (e) shall have been fulfilled, the closing of the transaction shall take place in regard to the 787,697 book-entry shares of Telefónica Data Argentina S.A, of $ 100 par value each and entitled to one vote per share, representing 97.89% of the Company’s stock capital and voting power.

This agreement shall be terminated by operation of law if upon expiration of the above mentioned term the Conditions Precedent set forth in paragraphs (a), (b), (c), (d) and (e) shall have not been fulfilled”.

“1.3 Closing

The closing of the transaction hereunder shall take place at Av. Ingeniero Huergo 723, 21st Floor, City of Buenos Aires, within five (5) business days following the date all the Conditions Precedent set forth in Section 1.2 shall have been satisfied, or within five (5) business days counted as from December 17, 2008, in connection with the 787,697 book-entry shares of Telefónica Data Argentina S.A, of $ 100 par value each and entitled to one vote per share, representing 97.89% of the stock capital and voting power of the Company, whatever occurs first (the “Closing Date”).

On the Closing Date:

(i)
DATACORP shall send the notice required under Section 215 of the Business Companies Law 19,550, as amended, by delivering a letter in the form of Exhibit 1.3 to the Stock Purchase Agreement, giving notice to the company of the transfer of the Shares to TASA, and requesting the registration of the change of ownership of the Shares in the name of TASA in the Shareholders’ Register; and

(ii)	TASA shall pay the Price to DATACORP, as set forth in Section Three.”

FOUR

Section Three of the Stock Purchase Agreement shall be amended and replaced in full by the following text:

“Three: Price.

The sales price of the Shares, i.e. for an amount of 787,697 Shares, is US$ 56,041,216 (fifty-six million forty-one thousand two hundred and sixteen U.S. dollars) (the “Price of the Shares ”) and the sales price of the Additional Shares acquired by DATACORP from the Company’s minority shareholders, i.e. for an amount of 14,948 Shares, is US$ 1,063,485(one million sixty-three thousand four hundred and eighty-five U.S. dollars) (the “Price of the Additional Shares” and together with the Price of the Shares, the “Price”).

Notwithstanding the foregoing, the Price of the Additional Shares may be reviewed, in the event that the Argentine Securities Commission does not approve the amount initially tendered by DATACORP under the Residual Interests Acquisition Process, taking as Price such amount as is finally approved by the Argentine Securities Commission. For purposes of converting the amount that is finally approved to U.S. dollars, the average between the buying and selling ARS/USD exchange rate prevailing two business days before the Closing Date shall be taken into account.

The Price shall be valid since the date of this Agreement until three months after the conclusion of the Residual Interests Acquisition Process, even if the Residual Interests Acquisition Process ends without the minority shareholders’ shares having been acquired

(the “Price Validity Term”).

The Price shall be paid by TASA to DATACORP on the Closing Date.

Payment shall be made in such account as designated by DATACORP in writing, and crediting of such transfer shall be regarded as sufficient receipt thereof.

The Parties agree to negotiate in good faith any adjustments to the Price that may be necessary in case that, Condition Precedent 1.2 (f) having been satisfied and the Price Validity Term having elapsed, the SECOM’s Consent contemplated in Condition Precedent 1.2 (d) shall have not been obtained.

FIVE

This “Second Amendment” shall form a sole and single agreement together with the Stock Purchase Agreement and its First Amendment, so that any reference to the Stock Purchase Agreement, unless otherwise expressly set forth, shall be deemed to refer to the Stock Purchase Agreement as amended by this “Second Amendment”.

SIX

All the terms and conditions of this Stock Purchase Agreement not expressly amended by this Second Amendment or the First Amendment shall remain in full force and effect.

SEVEN

Sections Ten and Eleven of the Stock Purchase Agreement shall apply mutatis mutandis to this Second Amendment to the Stock Purchase Agreement.

In witness whereof, 2 (two) identical counterparts are signed on this 28th day of March, 2008.

Telefónica de Argentina, S.A.

Name: Alejandro Pinedo
Title: Attorney-in-fact

Telefónica Datacorp, S.A. Unipersonal

Name: Claudio Muñoz Zúñiga
Title: Attorney-in-fact